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                                  Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

1. The Registrant holds a 98.9899% limited partner interest in TC PipeLines Intermediate Limited Partnership.

2. Through its interest in TC PipeLines Intermediate Limited Partnership, the Registrant holds a 30% general partner interest in Northern Border Pipeline Company.

3. The Registrant holds a 98.9899% limited partner interest in TC Tuscarora Intermediate Limited Partnership.

4. Through its interest in TC Tuscarora Intermediate Limited Partnership, the Registrant holds a 49% general partner interest in Tuscarora Gas Transmission Company.